 Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

NSENA INC.

and

WRAP REALITY, INC.

dated as of

December 14, 2020

i

ii

Exhibit A     –    Definitions
Exhibit B     –    Bill of Sale
Exhibit C     –    Assignment and Assumption Agreement
Exhibit D-1  –   Seller Form of Intellectual Property Assignment
Exhibit D-2  –   Founder Form of Intellectual Property Assignment
Exhibit E-1  –    Form of Incentive Stock Option Agreement
Exhibit E-2  –    Form of Non-Statutory Stock Option Agreement
Exhibit F      –    Form of Non-Compete Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of December 14, 2020 (the “Closing Date”) is entered into between NSENA Inc., a Delaware corporation (“Seller”), and Wrap Reality, Inc. an Arizona corporation (“Buyer”), and Ethan Moeller, the majority stockholder of Seller (the “Seller Stockholder”) (each of Seller, Buyer and the Seller Stockholder are a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement have the meanings given to such terms in Exhibit A.

RECITALS

A.
Seller is engaged in the business of developing, marketing and selling virtual reality training software and modules for the law enforcement and corrections industries (the “Business”).

B.
Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller (i) substantially all the assets and (ii) certain specified liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.01         Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, convey, assign, transfer, and deliver to Buyer, and Buyer will purchase, acquire and assume from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)           Accounts receivable, if any, not billed prior to the Closing and collected or received by Seller after the Closing, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”).

(b)           The following Contracts (the “Assigned Contracts”):

(i)           Reserved.

(ii)           Contracts with customers (including support and services Contracts) of the Business; and

(iii)           Contracts and revenue arrangements set forth on Schedule 1.01(b)(iii).

(c)           Contract deposits of Seller received in connection with the Assigned Contracts prorated to include only the value of such deposits corresponding to the remaining work to be performed under each applicable Contract as set forth on Schedule 1.01(c).

(d)           Sales data, end user data, or other data related to the Business.

(e)           All Seller Intellectual Property including, without limitation (i) all Source Code and other Software, (ii) all virtual reality training modules and gallery scenes, (iii) all business and strategic planning materials, (iv) all advertising, marketing, promotional and trade show materials, Internet domain names and websites and similar designation of origin and rights therein, social media sites and accounts, and all other printed or written marketing materials included or used in or related to the Business, including the name “Nsena”, and (v) all other forms of Intellectual Property (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries) included in or related to the Business.

(f)           Claims (including claims for past infringement, violation or misappropriation of the Seller Intellectual Property) and causes of action of Seller against third parties (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) that are related to the Seller Intellectual Property.

(g)           Furniture, fixtures, virtual reality and other equipment, office equipment, supplies, computers, telephones, and other tangible personal property as set forth on Schedule 3.08 (“Tangible Personal Property”).

(h)           Prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees.

(i)           Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets.

(j)           Insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities.

(k)           Originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any “Governmental Authority”), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”).

(l)           Goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02         Excluded Assets. Notwithstanding the foregoing, the Purchased Assets do not include the following (the “Excluded Assets”):

(a)           Accounts receivable and customer deposits billed, collected and received by Seller on or prior to the Closing, and

(b)           Any such asset not specifically identified as a Purchased Asset under Section 1.01 above, including without limitation the cash, securities and cash equivalents held by Seller as of the Closing, shall be excluded from the transactions contemplated by this Agreement, shall be retained by Seller, as the case may be, and may be referred to herein as an “Excluded Asset.”

Section 1.03          Assumed Liabilities.

(a)           Subject to the terms and conditions set forth herein, Buyer will not assume or agree to pay, perform, and discharge any Liabilities of Seller except for the following customer deposits in respect of the Assigned Contracts in the amounts set forth in Schedule 1.03(a)(ii) but only to the extent that such Deposits represent Liabilities required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing (the “Assumed Liabilities”).

(b)           Notwithstanding any provision in this Agreement to the contrary, Buyer does not assume and will not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For clarification, the Excluded Liabilities include, without limitation, trade accounts payable, lease or rent obligations, those items set forth on Schedule 1.03(b) and any other Liabilities in connection with the Business.

Section 1.04         Purchase Price.

(a)           The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be:

(i)           Four Hundred Eighty-Five Thousand Dollars ($485,000), plus

(ii)           the assumption of the Assumed Liabilities in the aggregate amount of Fifteen Thousand Dollars ($15,000).

(b)           Buyer shall pay the Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 1.04 in four (4) quarterly installments as follows:

(i)           Two Hundred and Ten Thousand Dollars ($210,000) payable at the Closing (the “Initial Payment”), and

(ii)           One Hundred Thousand Dollars ($100,000) payable on each of March 15, 2021 and June 15, 2021, and Seventy-Five Thousand Dollars ($75,000) payable on September 15, 2021, for an aggregate amount equal to Two Hundred Seventy-Five Thousand Dollars ($275,000).

Section 1.05         Earn-out. As additional consideration for the Purchased Assets, Buyer shall pay to Seller the lesser of (a) ten percent (10%) of Net Revenues, or (b) fifty percent (50%) of Direct Profit, in each case, only to the extent actually collected by Buyer, from each sale to any of the customers set forth on Schedule 1.05 (the “Prospects”) with whom Buyer signs a Contract or other similar revenue arrangement on or prior to September 30, 2021 and with respect to which Buyer collects payment from such Prospect on or before June 30, 2022 (the “Earn-Out Amount”). The Earn-Out Amount shall be paid by Buyer to Seller in one lump sum on or before July 31, 2022 in cash by wire transfer of immediately available funds to the bank account for Seller set forth on Schedule 1.04, or such other account as designated by the Seller to the Buyer in writing no later than five (5) calendar days prior to July 31, 2022. No interest is payable with respect to the Earn-Out Amount. For purposes of this Section 1.05, (a) “Net Revenues” shall mean gross sales revenue from Contracts or other similar revenue arrangements less any discounts, returns, allowances and price adjustments and less any license fees and direct selling costs, paid to and collected by Buyer, and (b) “Direct Profit” shall mean the revenue actually collected in respect of all Contracts or other similar revenue arrangements entered into by Buyer with Prospects on or before June 30, 2022, less customer hardware costs, development and contract costs and any selling costs, but excluding any overhead allocation from Buyer’s operations.

Section 1.06        Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities will be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as determined by the Seller within ninety (90) days following the Closing. (the “Allocation”). The Allocation will be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Seller will file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation.

Section 1.07         Reserved.

Section 1.08        Third-Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement does not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, will use its commercially reasonable efforts to obtain any such required consents as promptly as possible. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset so that Buyer would not in effect acquire the benefit of such rights, Seller, to the maximum extent permitted by Law, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and will cooperate, to the maximum extent permitted by Law (as defined herein), with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE 2
CLOSING

Section 2.01        Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by remote exchange of the executed Transaction Documents’ on the Closing Date. The Closing will be deemed to have occurred at 5:00 p.m., Eastern Time, on the Closing Date.

Section 2.02         Closing Deliverables.

(a)           Seller Closing Deliverables. At the Closing, Seller will deliver to Buyer the following:

(i)           A bill of sale in the form of Exhibit B (the “Bill of Sale”) duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer.

(ii)           An assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities.

(iii)           An Assignment in the form of Exhibit D-1 (the “Seller Intellectual Property Assignment”) duly executed by Seller transferring the right, title and interest in and to such IP Rights to Buyer.

(iv)           An Assignment in the form of Exhibit D-2 (the “Founder Intellectual Property Assignment” and together with the Seller Intellectual Property Assignment, the “IP Assignments”) duly executed by Ethan Moeller (“Moeller”), as owners of IP Rights included in the Purchased Assets, transferring the right, title and interest in and to such IP Rights to Buyer.

(v)           Incentive Stock Option Agreements in the form of Exhibit E-1 (the “Incentive Stock Option Agreements”) with each of Moeller, Bailey and Robert Bemis (“Bemis”, and together with Moeller and Bailey, collectively, the “Key Persons”), in each case duly executed by the applicable Key Person.

(vi)           Non-Incentive Stock Option Agreements in the form of Exhibit E-2 (the “Non-Incentive Stock Option Agreements” and together with the Incentive Stock Option Agreements, the “Stock Option Agreements”) with each of the Key Persons, in each case duly executed by the applicable Key Person.

(vii)        At-Will Employment, Confidential Information, Non-Compete/Non-Solicitation, Invention Assignment and Arbitration Agreements (the “Non-Compete Agreements”) in the form of Exhibit F with each of the Key Persons, in each case, duly executed by the applicable Key Person.

(viii)          The consents listed on Schedule 3.02.

(ix)           Evidence that the Contracts with independent contractors listed on Schedule 2.02(a)(ix) have been terminated as of the Closing.

(x)           A certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the stockholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents, and (C) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(xi)         Such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably required to give effect to the transactions contemplated by this Agreement.

(b)           Buyer Closing Deliverables. At the Closing, Buyer will deliver to Seller (unless otherwise state below) the following:

(i)           (a) The Initial Payment less the Broker Fee to Seller, and (b) the Broker Fee to James Ramos.

(ii)          The Assignment and Assumption Agreement duly executed by Buyer.

(iii)          The IP Assignments each duly executed by Buyer.

(iv)       Counterpart signature pages to each Stock Option Agreement duly executed by Buyer’s parent company, Wrap Technologies, Inc., a Delaware corporation (“Parent”).

(v)           Counterpart signature pages to each of the Non-Compete Agreements duly executed by Parent.

(vi)         A certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents, and (C) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(vii)         Such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as may be reasonably required to give effect to the transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that except as set forth in the Disclosure Schedules the statements contained in this Article 3 are true and correct as of the Closing Date.

Section 3.01        Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller has no subsidiaries.

Section 3.02        No Conflicts or Consents. Except as disclosed on Schedule 3.02, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any “Person”; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03         Section 3.03 Financial Statements. Financial Statements. Seller has delivered to Buyer (a) complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2017, 2018, and 2019 and the related statements of income for the years then ended (the “Financial Statements”), and (b) the unaudited balance sheet of Seller as at November 30, 2020 (the “Interim Balance Sheet”) and the related unaudited statements of income for the 11-months then ended. The Financial Statements have been prepared on an income tax basis. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The Financial Statements have been and will be prepared from and are in accordance with the accounting records of Seller. The balance sheet of the Business as of November 30, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.04          Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are set forth on Schedule 3.04.

Section 3.05           Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06           Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or to the Seller’s Knowledge, threatened, under any Assigned Contract.

Section 3.07             Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.08            Condition and Sufficiency of Assets. Schedule 3.08 sets forth a true, correct and complete list as of the date hereof of each item of Tangible Personal Property. To Seller’s Knowledge, each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.09               Reserved.

Section 3.10               Accounts Receivable. Except as set forth on Schedule 3.10, there are no Accounts Receivable billed and not collected by Seller as of the Closing.

Section 3.11               Intellectual Property.

(a)           Registered and Material Intellectual Property; Proceedings. Schedule 3.11(a) sets forth a true, correct and complete list as of the date hereof of all (i) Seller Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Seller Registered Intellectual Property has been filed, issued or registered; (ii) all material unregistered Seller Intellectual Property, including Software which is material to the Business, owned by, or exclusively licensed from any third Person to the Seller, any unregistered Marks which are material to the Business and are owned by the Seller, and all virtual reality training modules and gallery scenes included within the Seller Intellectual Property; and (iii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Seller Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any Seller Registered Intellectual Property. The Seller has maintained all Seller Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and all Seller Registered Intellectual Property is subsisting and, to the Knowledge of the Seller, valid and enforceable. None of the Seller Registered Intellectual Property is jointly owned with any third Person.

(b)           No Order. No Seller Intellectual Property is subject to any Legal Proceeding or outstanding order with respect to the Seller restricting in any manner the use, transfer licensing or commercial exploitation thereof by the Seller of such Seller Intellectual Property or any of the Seller’s products or service offerings.

(c)           Absence of Liens. The Seller exclusively owns and has good and valid legal and equitable title to, or, to the Knowledge of the Seller, has a valid and enforceable license or right to use, all Intellectual Property used in or necessary for the operation of the Business, in each case free and clear of any liens or other Encumbrances (other than nonexclusive licenses to Seller Intellectual Property granted to Material Customers in the ordinary course of business).

(d)           Transfers. The Seller has not transferred ownership of, or granted any exclusive license with respect to, any Seller Intellectual Property to any third Person.

(e)           IP Contracts. Schedule 3.11(e) sets forth a true, correct and complete list of all Contracts to which the Seller is a party (i) with respect to Seller Intellectual Property that is licensed or transferred to, or granted any other right to, any third Person, other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including Software or platform as a service or “SaaS” or “PaaS” license) granted to customers in the ordinary course of business or in connection with the sale of the Seller’s products; (ii) pursuant to which a third Person has licensed or transferred, or granted any other right in or to, any Intellectual Property to the Seller, other than any (a) non-disclosure agreements entered into in the ordinary course of business non-exclusive licenses of commercially available, off-the-shelf Software that is licensed pursuant to standard terms and conditions with a total replacement cost of less than $2,500; and (c) non-exclusive licenses to Software and materials licensed as open-source, public-source or freeware; or (iii) pursuant to which the Seller is obligated to perform any material development with respect to any material Seller Intellectual Property (all such Contracts, the “IP Contracts”). Except as set forth on Schedule 3.11(e), the Seller has not performed developments for any third party except where the Seller owns all Intellectual Property developed in connection therewith that is used in or necessary for the operation of the Business.

(f)           Changes. The consummation of the transactions contemplated by this Agreement will not under any IP Contract result: (i) in the termination of any material license of Intellectual Property to the Seller by a third Person; (ii) the granting by the Seller of any license or rights to any material Seller Intellectual Property; or (iii) the release from escrow of any material Seller Technology or Software.

(g)           No Government Funding. The Seller has not received funding from a Governmental Authority used to develop Seller Intellectual Property resulting in any obligation to license such Seller Intellectual Property to any Governmental Authority.

(h)           No Infringement. To the Knowledge of the Seller, the use of the Seller Intellectual Property or the operation of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction.

(i)           No Notice of Infringement. The Seller has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Seller or of the Seller’s products infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction, and the Seller is not aware of any reasonable basis for such Legal Proceeding.

(j)           No Third Person Infringement. The Seller has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise engaged in any activity violating any Seller Intellectual Property, and, to the Knowledge of the Seller, no such activity is occurring.

(k)           Proprietary Information. The Seller has taken reasonable steps to maintain, enforce and protect the Seller Intellectual Property, including to protect the rights in its confidential information and trade secrets. Without limiting the foregoing, the Seller has obtained from each officer and employee engaged in the development of any material Intellectual Property for the Seller a valid and enforceable proprietary information and confidentiality agreement that includes an obligation to assign such Intellectual Property (except to the extent such Intellectual Property is automatically owned by the Seller by operation of law) to the Seller and reasonable confidentiality obligations on such officer or employee.

(l)           Data Security Requirements and Privacy. The Seller (i) maintains policies and procedures that are commercially reasonable regarding the security, privacy, transfer and use of personally identifiable information collected by the Seller; and (ii) is in compliance in all material respects with such policies and all laws, rules, regulations, contractual obligations of the Seller (including with respect to Payment Card Industry Data Security Standard) and applicable industry standards, in each case related to data privacy and data security. To the Knowledge of the Seller, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Seller; (B) unauthorized access or unauthorized use of any such personally identifiable information; (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Seller or any Person acting on their behalf, or (D) notices received related to the foregoing.

(m)           Products and Source Code. Except as would not be material to the operations of the business of the Seller, there are, to the Knowledge of the Seller, (i) no material defects in any of the products or service offerings of the Seller that would prevent the same from substantially performing in accordance with the Seller’s obligations to customers under written customer agreements; and (ii) no material viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date hereof, the Seller possesses all Source Code and other materials that embody material Seller Intellectual Property used by the Seller in the development and maintenance of the products of the Seller. The Seller has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any Seller Source Code to any Person.

(n)           Open Source Software. No product or service offering of the Seller is distributed with any material Software that is licensed to the Seller pursuant to an open source, public-source, freeware or other third party license agreement in a manner that, in each case, requires the Seller to disclose, license or make available any Source Code that embodies or constitutes material Seller Intellectual Property, including for any material product or service offering of the Seller or in a manner that requires any material product or services offering of the Seller to be made available at no charge.

(o)           Information Technology Systems. Seller has implemented commercially reasonable, sufficient and adequate backup and disaster recovery arrangements with respect to the IT Systems. The IT Systems are adequate and suitable for purposes of the Business. “IT Systems” means Seller’s network servers (including external and internal facing), and any other information technology systems, including all computer hardware, Software, firmware, process automation and telecommunications systems, network equipment and circuits and related hardware, owned, leased, used or held for use by Seller. The IT Systems have performed in material conformance with the applicable specifications or documentation for such systems during the twelve (12) months prior to Closing, except for incidents and problems corrected in the ordinary course of business. There have been no data security breaches that have materially adversely affected the Company.

Section 3.12          Material Contracts.

(a)           Schedule 3.12 sets forth a complete and accurate list of the following Contracts by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which Seller is bound in connection with the Business or the Purchased Assets (the “Material Contracts”):

(i)           Contracts with clients or customers of Seller.

(ii)           License Contracts (other than those listed pursuant to Section 3.12(a)) under which Seller is either a licensee or licensor or under which Seller is required to pay any royalty.

(iii)          Contracts which cannot be cancelled without penalty or without more than 90 days’ notice;

(iv)          Arrangements concerning confidentiality or any arrangement concerning all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person.

(v)           Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise).

(vi)           Broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts.

(vii)          Employment Contracts and Contracts with independent contractors or consultants (or similar arrangements), including, but not limited to those which are not cancellable without material penalty or without more than 30 days’ notice.

(viii)         Except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees).

(ix)           Contracts with any Governmental Authority.

(x)            Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time.

(xi)           Joint venture, partnership or similar Contracts.

(xii)         Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets.

(xiii)          All other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.12.

(b)           Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or to the Seller’s Knowledge, threatened, under any Contract included in the Purchased Assets.

Section 3.13          Customers and Suppliers.

(a)           Schedule 3.13(a) sets forth with respect to the Business: (i) each customer who has paid consideration to Seller for goods or services rendered for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Other than as set forth on Schedule 3.13(a), Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)           Schedule 3.13(b) sets forth with respect to the Business: (i) each supplier to whom Seller has paid consideration for goods or services rendered for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.14         Legal Proceedings; Governmental Orders.

(a)           There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.1        Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.16       Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.

Section 3.17      No Owned Real Property. Seller does not own any real property.

Section 3.18        Employment Matters.  Schedule 3.18 sets forth as of the date hereof a list of the names of each current Business employee, together with their title or job classification, work location, employing entity, current annual salary and target annual cash bonus and commissions for 2020, if any and Schedule 3.18 sets forth a list of all employees, consultants or independent contractors that have had a material contribution to the Business over the last three (3) years. Except as set forth in Schedule 3.18, none of such persons has an employment, consultant or independent contractor agreement with Seller. Seller represents that they have at all times complied with all terms of any such Contract with any Business employee, consultant or independent contractor. Seller represents that it has paid all Business employees, consultants, and independent contractors for all hours worked, including commissions, overtime, or other wages due, along with related Taxes (or have appropriately accrued for such amounts). Since November 3, 2015, Seller has been in material compliance with all applicable Laws pertaining to employment and employment practices, including but not limited Laws relating to wages, overtime, expenses, sick time, leave, contributions, classification of contractors and employees, reductions in force, hours, meal and rest periods, employment discrimination and equal opportunity laws, harassment, collective bargaining, labor relations, occupational safety and health, disability, background checks, drug and alcohol testing, immigration and the payment of Social Security and other taxes.

Section 3.19        Employee Benefits. Seller does not maintain, sponsor, contribute to, and is not required to contribute to, for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded.

Section 3.20         Brokers. Other than as set forth on Schedule 3.20, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.21          Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the Closing Date.

Section 4.01           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arizona. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Buyer. This Agreement and the other Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02           No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03           Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04           Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05            No Material Omissions. No representation or warranty by Buyer in this Agreement, nor any certificate, schedule, statement, exhibit, document or instrument furnished or to be furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

Section 4.06           Access. Buyer acknowledges that it has been afforded the opportunity to conduct such due diligence on the materials provided by Seller as Buyer has determined to be prudent, including to the extent provided or made available by Seller, the opportunity to review all of the provided contracts, inspect the provided books and records and ask questions of Seller.

ARTICLE 5
COVENANTS

Section 5.01           Confidentiality. From and after the Closing, Seller and Seller Stockholder shall, and shall cause their respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective “Representatives” to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets (“Confidential Information”), except to the extent that Seller or Seller Stockholder can show that such information: (a) is generally available to and known by the public through no fault of Seller or Seller Stockholder, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller or Seller Stockholder, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such Confidential Information by a legal, contractual, or fiduciary obligation. If Seller, Seller Stockholder or any of their respective Affiliates or their respective Representatives are compelled to disclose any Confidential Information by Governmental Order or Law, Seller and Seller Stockholder will promptly notify Buyer in writing and disclose only that portion of such Confidential Information which is legally required to be disclosed, provided that Seller and Seller Stockholder will use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 5.02           Non-Competition; Non-Solicitation.

(a)           Each of Seller and Seller Stockholder acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of two years commencing on the Closing Date (the “Restricted Period”), Seller and Seller Stockholder will not, and will not permit any of their respective Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Business (the “Restricted Business”) in United States (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and Seller Stockholder may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or Seller Stockholder is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)           During the Restricted Period, neither Seller nor Seller Stockholder will, and will not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) prevents Seller nor Seller Stockholder or any of their respective Affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           Each of Seller and Seller Stockholder acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by Seller or Seller Stockholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security or to prove actual damages or that monetary damages will not afford an adequate remedy).

(d)           Each of Seller and Seller Stockholder acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03            Public Announcements. Unless otherwise required by applicable Law, Buyer shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

Section 5.04             Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.05              Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 5.06               Taxes; Set-Off Rights. All sales, use, registration, and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due, regardless of the Person on whom such Taxes are imposed by applicable law. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) unless such filing obligation belongs to Buyer, in which case Seller shall deliver to Buyer for timely filing any Tax Return or other document with respect to such Taxes or fees. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid by any Buyer Indemnitee to any Seller Indemnitee, only the amount of any Taxes and fees (including penalties and interest) required to be paid by Seller pursuant to this Section 5.06.

Section 5.07                Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08                Restrictions on Seller Dissolution; Name Change. Seller shall not dissolve until thirty (30) days after the later of the last payment of the Purchase Price and the Earn-Out Amount, if applicable, due hereunder. Notwithstanding the foregoing, within 10 days following the Closing, Seller shall change the name of the Company to a name that does not reference “Nsena” or any other trademark or trade name included in the Intellectual Property acquired by Buyer hereunder.

ARTICLE 6
INDEMNIFICATION

Section 6.01                 Survival. All representations and warranties contained herein and all related rights to indemnification will survive the Closing until the date that is eighteen (18) months from the Closing Date. All covenants and agreements of the parties in this Agreement will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not be barred by the expiration of the relevant representation or warranty, and such claims shall survive until finally resolved.

Section 6.02                 Indemnification by Seller. Subject to the other terms and conditions of this Article 6, each of Seller and Seller Stockholder (together, the “Seller Indemnitors”) will, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a)           Any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

(b)           Any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto.

(c)           Any Excluded Asset or any Excluded Liability.

(d)           Excluded Taxes.

(e)           Any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03           Indemnification by Buyer. Subject to the other terms and conditions of this Article 6, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

Section 6.04         Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05          Cumulative Remedies. The rights and remedies provided in this Article 6 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.06          Cap; Insurance. The Seller Indemnitors shall have no liability for indemnification under Section 6.02 for any amounts in excess of the Purchase Price, except in the event of (a) any breach of any representation and warranty of which a Seller Indemnitor had Knowledge at any time prior to the date on which such representation and warranty is made or (b) any intentional breach by Seller or Seller Stockholder of any covenant or obligation, and the Seller Indemnitors will be jointly and severally liable for all Losses with respect to such breaches. The indemnification obligations of the Seller Indemnitors shall not apply to any Loss for which any Buyer Indemnified Party is compensated under any insurance policy, but only to the extent of the amount actually received by Buyer and not taking into account any deductible paid by Buyer.

ARTICLE 7
MISCELLANEOUS

Section 7.01            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02            Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	Nsena Inc. 64 Bleecker Street, #238 New York, NY 10012 Attn: Ethan Moeller, Chief Executive Officer Email: ethan@nsenavr.com

with a copy (which shall not constitute notice) to:	Fox Rothschild LLP 997 Lenox Drive Lawrenceville, NJ 08648 Attn: Douglas J. Zeltt, Esq. Email: DZeltt@foxrothschild.com

If to the Buyer:	Wrap Reality, Inc. 1817 W. 4th Street Tempe, Arizona 85281 Attn: James Barnes, Chief Financial Officer Email: Jim@wrap.com

with a copy (which shall not constitute notice) to:	Snell & Wilmer LLP One Arizona Center 400 East Van Buren Street Suite 1900 Phoenix, AZ 85004-2202 Attn: Daniel M. Mahoney, P.C. Email: dmahoney@swlaw.com

Section 7.03            Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04            Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05             Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06             Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07             Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08              Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 7.09              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.10               Data Room. With respect to all materials that are described as having been made available or delivered to Buyer or Buyer’s Affiliates or Representatives, such materials shall be deemed to have been delivered or made available to Buyer only if such materials were uploaded to the data room located at https://drive.google.com/drive/folders/136xchOtayIp2TPDtCN0vtTguTBfHRmNe at least two (2) Business Days prior to Closing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Closing Date by their respective officers thereunto duly authorized.

Seller:

NSENA INC. By: /s/ Ethan Moeller Name: Ethan MoellerTitle: Chief Executive Officer

Buyer:

WRAP REALITY, INC. By: /s/ James Barnes Name: James BarnesTitle: Chief financial Officer

Seller Stockholder:

/s/ Ethan Moeller Ethan Moeller, individually

EXHIBIT A

DEFINITIONS

The following terms are defined as follows:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Broker Fee” means a payment equal to five percent (5%) of the Purchase Price in the total amount of Twenty Five Thousand Dollars ($25,000) payable at the Closing to James Ramos, the Company’s broker in connection with this transaction.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona are authorized or required by Law to be closed for business.

“Business Product” means any and all products or services, including Software as a service (SaaS) offerings, that are or have been prior to the Closing Date marketed, offered, sold, licensed, provided or distributed by Seller in respect of the Business.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement and the term “Schedule” followed by a section reference refers to a specific section of the Disclosure Schedule.

“Excluded Taxes” means (i) any and all Taxes (or the non-payment thereof) of the Seller, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any Person imposed on or with respect to the Seller as a transferee or successor, pursuant to a Contract, or otherwise, (iv) any and all Taxes incurred in connection with the consummation of the transactions contemplated under this Agreement, and (vi) any and all amounts that the Seller is responsible for pursuant to the terms of this Agreement.

1

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Intellectual Property” means all of the following and any rights associated therewith in any jurisdiction throughout the world: (i) all United States and foreign patents and applications and patent disclosures and inventions therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor, rights in original works of authorship and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, trade names, logos, slogans, corporate names, Internet domain names and websites and similar designation of origin and rights therein, social media sites and accounts, together with all goodwill associated therewith (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information (including research and development, know-how, formulas, compositions, processes, techniques, technical data, customer and supplier lists, potential customer lists, pricing and cost information, and business and marketing plans and proposals); (vi) Software; (vii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing, (viii) all rights in any Technology, and (ix) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” of the Seller, with respect to any matter in question, means the actual knowledge of Ethan Moeller after reasonable inquiry.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, investigation (to the Knowledge of the Seller, as used in relation to the Company) or other legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, estate, trust, firm, association or other entity.

“Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Seller Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Seller or otherwise is used in, held for use in, or necessary for the conduct of the Business.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Seller.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code, executable code, binary code or other form, including maintenance releases, beta releases, error corrections, upgrades, enhancements, additions, improvements, extensions, modifications, successor versions, predecessor versions, functionally equivalent replacements, and substitutions thereof, and all related documentation, data, and databases.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

“Technology” means all (a) all algorithms, application programming interfaces, gameplay and other data, databases, data collections, data structures, diagrams and formulae, (in any form, including Source Code and executable or object code), (b) routines and subroutines, techniques, user interfaces, firmware listings, assemblers, applets, compilers, net lists, design tools, documentation, design documents, annotations, comments, system build software, hardware, firmware and platforms, (c) published and unpublished works of authorship, including audiovisual works, animations, collective works, designs, Software, compilations, databases, derivative works, literary works, logos, marks, mask works, virtual reality platforms, and sound recordings; (d) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (whether or not patentable); (e) information and materials that are not generally known, whether tangible or intangible, including algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques and trade secrets; and (f) all other forms of technology and technical and other information, and tangible and electronic embodiments thereof, regardless of form; provided that Technology shall not include Trademarks.

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“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Stock Option Agreements, and the other agreements, certificates, instruments and documents required to be delivered at the Closing.

The following terms have the meanings set forth in the location in this Agreement referenced below:
Term	Section
Accounts Receivable	Section 1.01(a)
Actions	Section 3.14(a)
Affiliate	Section 1.03(b)
Agreement	Preamble
Assigned Contracts	Section 1.01(b)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assumed Liabilities	Section 1.03(a)
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(k)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	Section 6.02
Closing	Section 2.01
Closing Date	Section 2.01
Confidential Information	Section 5.02(a)
Encumbrance	Section 3.02
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.03(b)
Financial Statements	Section 3.03
Governmental Authority	Section 1.01(k)
Governmental Order	Section 3.02
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Law	Section 3.02
Losses	Section 6.02
Material Customers	Section 3.13(a)
Material Suppliers	Section 3.13(b)
Purchased Assets	Section 1.01
Purchase Price	Section 1.04
Representatives	Exhibit A
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Seller	Preamble
Seller Stockholder	Preamble
Seller Indemnitees	Section 6.03
Tangible Personal Property	Section 1.01(g)
Taxes	Exhibit A
Tax Returns	Section 1.05
Territory	Section 5.02(a)
Third-Party Claim	Section 6.02(e)

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Exhibit B –
Bill of Sale
Exhibit C –
Assignment and Assumption Agreement
Exhibit D-1 –
Seller Form of Intellectual Property Assignment
Exhibit D-2 –
Founder Form of Intellectual Property Assignment
Exhibit E-1 –
Form of Incentive Stock Option Agreement
Exhibit E-2 –
Form of Non-Statutory Stock Option Agreement
Exhibit F –
Form of Non-Compete Agreement

[EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED]